Exhibit 99.1

            APPLETON REPORTS FOURTH QUARTER AND YEAR END 2006 RESULTS

    APPLETON, Wis., Feb. 21 /PRNewswire/ -- Appleton's net sales for the fourth quarter ended December 30, 2006, increased 3.0 percent to $277.2 million compared to net sales of $269.0 million for the same quarter of 2005. Appleton's net sales for fiscal 2006 were $1.087 billion compared to $1.047 billion for fiscal 2005, a 3.8 percent increase.

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    Appleton reported a net loss of $0.5 million for fourth quarter 2006 compared to a net loss of $0.7 million for the same quarter of 2005.

    The Company reported net income of $11.3 million for fiscal 2006 compared to a net loss of $3.0 million in fiscal 2005. The increase in net income was driven by higher sales and a $7.0 million decrease in restructuring costs compared to last year.

    Technical Papers

    Technical papers net sales for the fourth quarter of 2006 increased 4.1 percent to $208.6 million compared to net sales of $200.4 million for the same period of fiscal 2005. During fiscal 2006, technical papers net sales increased
3.2 percent to $861.8 million, compared to $834.8 million of net sales in fiscal 2005.

    Coated solutions net sales for fourth quarter 2006 increased 0.9 percent compared to the fourth quarter 2005. Net sales for carbonless paper, which accounts for the majority of the Company's coated solutions segment, increased
1.5 percent compared to the same quarter in fiscal 2005. For fiscal 2006, coated solutions net sales were 3.1 percent lower than net sales in fiscal 2005.

    Thermal papers net sales increased 9.1 percent during fourth quarter 2006 compared to fourth quarter 2005. Much of this sales increase was gained in the Canadian and overseas markets where sales volumes increased 43.6 percent compared to fourth quarter of 2005. For fiscal 2006, increased sales volumes of
19.6 percent resulted in increased thermal net sales of 18.6 percent compared to fiscal 2005.

    Security papers net sales rose 23.8 percent during fourth quarter 2006, compared to the same quarter of fiscal 2005, due to continued solid sales growth in many of its product offerings. For fiscal 2006, security papers experienced increased net sales of 18.1 percent compared to fiscal 2005.

    Operating income for technical papers in fiscal 2006 increased by 12.6 percent, to $65.9 million, compared to fiscal 2005 operating income of $58.5 million. Coated solutions fiscal 2006 operating income of $50.9 million decreased $3.9 million or 7.1 percent compared to fiscal 2005. During fiscal 2006, thermal papers operating income nearly tripled to $13.4 million. Security papers fiscal 2006 operating income rose to $1.6 million compared to a fiscal 2005 loss of $0.8 million.

    Secure and Specialized Print Services

    Net sales for fourth quarter 2006 increased 1.5 percent over fourth quarter 2005. In comparison to fiscal 2005, fiscal 2006 net sales were $1.5 million or
1.3 percent higher. This increase is primarily attributable to an increase in sales of secure mail services, phone cards, bar-coded labels and security papers, which offset a reduction in calendar and diary sales. Comparing fiscal 2006 to fiscal 2005, operating income was $0.2 million lower.

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    Performance Packaging

    Fourth quarter net sales for Appleton's performance packaging companies were
1.8 percent lower in the fourth quarter of 2006 compared to fourth quarter 2005. Performance packaging net sales for fiscal 2006 were $12.3 million or 12.4 percent higher than fiscal 2005 net sales. Fiscal 2006 operating income grew by
65.0 percent, to $9.8 million, as compared to fiscal 2005 due to continued sales growth and improved expense control.

    Balance Sheet

    On December 30, 2006, the Company had a cash balance of $20.0 million. This compares to a cash balance of $19.8 million on October 1, 2006 and $18.4 million on December 31, 2005. During fourth quarter 2006, Appleton made debt repayments totaling $5.5 million on the senior credit facility and repurchased $4.3 million of its senior notes. Appleton also made semi-annual interest payments totaling $14.6 million on its senior notes and senior subordinated notes. Total debt on the balance sheet as of December 30, 2006 was $531.5 million in comparison to $574.0 million on the balance sheet as of December 31, 2005.

    Capital expenditures for fourth quarter 2006 were $18.8 million as compared to $6.8 million during fourth quarter 2005. Capital expenditures for fiscal 2006 were $36.5 million as compared to $32.5 million for fiscal 2005.

    During fiscal 2006, as a result of diversification requests, retirements and employee terminations, the Company repurchased a portion of its stock at an aggregate amount of $27.1 million, of which, $9.6 million occurred during the fourth quarter. Also during fiscal 2006, the Company received $8.2 million from the issuance of its stock as purchased by the employees using pre-tax deferrals, rollovers and loan payments.

    Earnings release conference call

    Appleton will host a conference call to discuss its fourth quarter and full year 2006 results Thursday, February 22 at 11:00 a.m. ET. The call will be broadcast through its Web site, http://www.appletonideas.com/investors . A replay will be available through March 23.

    About Appleton

    Appleton uses ideas that make a difference to create product solutions through its development and use of coating formulations and applications, encapsulation technology and secure and specialized print services. The Company produces carbonless, thermal, security and performance packaging products. Appleton is headquartered in Appleton, Wisconsin, and has manufacturing operations in Wisconsin, Ohio, Pennsylvania, Massachusetts and the United Kingdom, employs approximately 3,200 people and is 100 percent employee owned. For more information visit http://www.appletonideas.com .

    Notice regarding forward-looking statements

    This news release contains forward-looking statements. The words "will," "believes," "anticipates," "intends," "estimates," "expects," "projects," "plans," or similar expressions are intended to identify forward-looking statements. All statements in this news release other than statements of historical fact, including statements which address our strategy, future operations, future financial position, estimated revenues, projected costs, prospects, plans and objectives of management and events or developments that Appleton expects or anticipates will occur, are forward-looking statements. All forward-looking statements speak only as of the date on which they are made. They rely on a number of assumptions concerning future events and are subject to a number of risks and uncertainties, many of which are outside of Appleton's control, that could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the factors listed under the heading "Risk Factors" in Appleton's 2005 Annual Report on Form 10-K. Appleton disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Appleton Papers Inc. is a wholly- owned subsidiary of Paperweight Development Corp. Paperweight Development Corp. has guaranteed Appleton's senior credit facility and senior and senior subordinated notes.

                              Appleton Papers Inc.
                      Consolidated Statements of Operations
                             (dollars in thousands)

                                              For the         For the
                                           Three Months    Three Months
                                               Ended           Ended
                                           December 30,    December 31,
                                               2006            2005
                                           -------------   -------------
Net sales                                  $     277,242   $     268,998

Cost of sales                                    211,860         203,884

Gross profit                                      65,382          65,114

Selling, general and administrative
 expenses                                         51,989          49,448
Restructuring and other charges                    1,517           2,607

Operating income                                  11,876          13,059

Interest expense                                  12,159          12,519
Interest income                                     (270)           (305)
Other expense                                         14             377

(Loss) income before income taxes                    (27)            468
Provision for income taxes                           450           1,140

Net loss                                   $        (477)  $        (672)


Other Financial Data:

Depreciation and amortization              $      18,813   $      19,668

                              Appleton Papers Inc.
                      Consolidated Statements of Operations
                             (dollars in thousands)

                                              For the         For the
                                            Year Ended      Year Ended
                                           December 30,    December 31,
                                               2006            2005
                                           -------------   -------------
Net sales                                  $   1,087,381   $   1,046,504

Cost of sales                                    818,783         785,061

Gross profit                                     268,598         261,443

Selling, general and administrative
 expenses                                        205,657         204,469
Restructuring and other charges                    3,605          10,637

Operating income                                  59,336          46,337

Interest expense                                  49,365          49,780
Interest income                                     (903)           (976)
Other (income) expense                              (267)            904

Income (loss) before income taxes                 11,141          (3,371)
Benefit for income taxes                            (204)           (357)

Net income (loss)                          $      11,345   $      (3,014)


Other Financial Data:

Depreciation and amortization              $      75,755   $      79,844

                              Appleton Papers Inc.
                           Consolidated Balance Sheets
                             (dollars in thousands)

                                                  December 30,   December 31,
                                                      2006           2005
                                                  ------------   ------------
                     ASSETS
Current assets
  Cash and cash equivalents                       $     19,975   $     18,422
  Accounts receivable, less allowance
   for doubtful accounts of $2,799 and
   $1,984, respectively                                139,776        123,968
  Inventories                                          138,754        142,592
  Other current assets                                  26,416         21,016
    Total current assets                               324,921        305,998
Property, plant and equipment, net                     432,710        460,357
Goodwill                                                80,669         77,882
Intangible assets, net                                  97,283        106,238
Environmental indemnification receivable                58,031         57,312
Other assets                                            22,509         17,147
    Total assets                                  $  1,016,123   $  1,024,934

     LIABILITIES, REDEEMABLE COMMON STOCK,
            ACCUMULATED DEFICIT AND
      ACCUMULATED OTHER COMPREHENSIVE LOSS

Current liabilities
  Current portion of long-term debt               $      6,384   $      7,941
  Accounts payable                                      76,281         61,150
  Restructuring reserve                                  2,305          6,597
  Other accrued liabilities                             97,886         84,501
    Total current liabilities                          182,856        160,189
Senior secured notes payable                           189,149        223,368
Revolving lines of credit                                  186          2,000
Variable rate industrial development bonds               8,650          8,650
Postretirement benefits other than pension              57,180         58,928
Accrued pension                                         44,458         55,211
Environmental liability                                 83,031         82,312
Other long-term liabilities                              8,442          7,820
Senior notes and senior subordinated notes
 payable                                               324,600        329,000
Commitments and contingencies                               --             --
Redeemable common stock, $0.01 par value,
 shares authorized: 30,000,000, shares issued
 and outstanding: 11,550,231 and 11,938,060,
 respectively                                          190,466        185,292

Accumulated deficit                                    (67,885)       (61,982)
Accumulated other comprehensive loss                    (5,010)       (25,854)
    Total liabilities, redeemable common
     stock, accumulated deficit and accumulated
     other comprehensive loss                     $  1,016,123   $  1,024,934

SOURCE  Appleton
    -0-                             02/21/2007
    /CONTACT: Bill Van Den Brandt, Manager, Corporate Communications, of Appleton, +1-920-991-8613, bvandenbrandt@appletonideas.com /
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